                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                               AMENDMENT NO. 6 TO
                                  SCHEDULE 13D
                                 (Rule 13d-101)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
            TO RULE 13d-1(a) AND AMENDMENTS THERETO FILED PURSUANT TO
                                  RULE 13d-2(a)



                               GALEY & LORD, INC.
    -------------------------------------------------------------------------
                                (Name of Issuer)

                                  COMMON STOCK
    -------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   36353K-10-3
              -----------------------------------------------------

                                 (CUSIP Number)

                                  Lance C. Balk
                                Kirkland & Ellis
                              153 East 53rd Street
                               New York, NY 10022
                                 (212) 446-4940
    -----------------------------------------------------------------------
(Name, Address and Telephone Number of Person Authorized to Receive Notices
                               and Communications)

                               September 17, 1999
               --------------------------------------------------
             (Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), 13d-1(f) or 13d-1(g), check the following box
|_|.


     Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-7(b) for other parties to whom copies are to be sent.


                         (Continued on following pages)




                                  (Page 1 of 3)

                  This Amendment No. 6 to Schedule 13D ("Amendment No. 6") amends Amendment No. 5 to Schedule 13D originally filed on September 21, 1999 ("Amendment No. 5"), with the Securities and Exchange Commission pursuant to Rule 13d-1 of the Securities Exchange Act of 1934, as amended.

                  This Amendment No. 6 is being filed to correct the signature page to Amendment No. 5 which was inadvertently filed with incorrect signatories. The correct signatories are listed on the signature page attached hereto.


                                  (Page 2 of 3)

                                    SIGNATURE


                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Dated: September 22, 1999


                                             CITICORP VENTURE CAPITAL, LTD.


                                             By:      /s/ Lauren Connelly
                                             ----------------------------
                                             Name:    Lauren Connelly
                                             Title:   Vice President


                                             CITIBANK, N.A.


                                             By:      /s/ Joan Caridi
                                             ------------------------
                                             Name:    Joan Caridi
                                             Title:   Assistant Secretary


                                             CITICORP


                                             By:      /s/ Joan Caridi
                                             ------------------------
                                             Name:    Joan Caridi
                                             Title:   Assistant Secretary


                                            CITIGROUP INC.


                                            By:      /s/ Glenn S. Gray
                                            --------------------------
                                            Name:    Glenn S. Gray
                                            Title:   Assistant Secretary








                                  (Page 3 of 3)